105 Norton Street • Newark, NY 14513 • Ph: (315) 331-7742 • Fax: (315) 331-3547 • www.iec-electronics.com

May 19, 2010

Susan Topel-Samek
86 Foxbourne Road
Penfield, NY  14526

Dear Susan,

On behalf of my colleagues at IEC it gives me great pleasure to confirm the following written offer for employment as Vice President & Chief Financial Officer, reporting to W. Barry Gilbert, Chairman of the Board & CEO.

Base Salary:
Will be paid in bi-weekly installments of $6730.77, which is equivalent to $175,000 on an annual basis, and subject to deductions for taxes and other withholdings as required by law or the policies of the company.

Vacation:
Four Weeks per fiscal year (prorated for fiscal 2010). Vacation is earned per IEC’s Vacation Policy. Vacation granted beyond policy guidelines is not eligible for the payout provisions identified in the Company Handbook.

Benefits:	Full participation in the Company’s comprehensive benefits program. Medical, Dental, Life eligibility the first of the month after 30 days of employment.

Participation in the Company’s Annual Long Term Incentive Plan for fiscal 2011.

Variable Comp:
Participation in the Annual Management Incentive Plan, payable at 35% of salary if the target goal is achieved ("Target Payout") and up to 70% of salary at the maximum award level. Whether or not the target goal is achieved, IEC will provide to you a minimum guaranteed payment of $30,625 for fiscal 2010, which represents 50% of the Target Payout. Eligibility for plan payment is based upon meeting specific performance criteria. You must be an employee at the time payment is made. Plan payout is entirely discretionary and management may modify or cancel the plan at any time.

Stock:
In accordance with, and subject to the terms and conditions of the 2001 Stock Option Plan of the Company and subject to the approval of the Compensation Committee of the Board of Directors you will be granted an Incentive Stock Option (ISO) to purchase 40,000 shares of common stock of the company at the closing price listed on the first day of your employment, (“Date of Grant”). Shares issued will vest over a four – (4) year period at 0% for the first two years, and 50% year three and four of your employment. The stock option will expire seven years from the Date of Grant (or earlier as provided in the Plan).

Also in accordance with, and subject to the terms and conditions of the 2001 Stock Option Plan of the Company and subject to the approval of the Compensation Committee of the Board of Directors you will be granted 10,000 shares of restricted stock of the company at the closing price listed on the first day of your employment, (“Date of Grant”). The shares will vest one year from your date of employment.

Salary Continuation:
In the event of the termination of your employment for any reason other than termination for cause the Company will provide you with salary continuation for a period of (6) six months. If at any time during the salary continuation period you receive compensation for services rendered in any capacity, all such guaranteed compensation shall be offset against the separation pay due from the Company. You agree to promptly notify the Company of all such compensation.

Confidentiality:	On the first day of your employment, you will sign the Company’s standard Non Disclosure Agreement.

Non-compete:
As further consideration for the benefits provided in this Agreement and in light of the services that will be furnished to the Company by you, and the confidential information that will be disclosed to you, you agree that for a period of six (6) months from the date on which you are no longer employed by the Company, you will not, without the written consent of the Company, directly or indirectly, whether as principal, agent, officer director, consultant, employee, partner, stockholder or owner of or in any capacity with any corporation, partnership, business, firm, individual, company, or any other entity, engage in, or assist another to engage in, any work or activity in any way competitive with the business of the Company.

Term:
Your employment with the Company will be “at will”, and may be terminated by the Company at any time, with or without cause. This offer of employment supersedes any and all prior discussions and agreements, if any between you, IEC and all other parties.

Contingency:
All newly hired employees are required by federal law to present documents proving their identity and eligibility for employment in the United States. Documentation must be provided no later than three (3) days after your date of hire. A list of Acceptable Documents approved by the Department of Homeland Security will be included in your New Hire Orientation Packet.

Susan, we are delighted you have decided to join our company look forward to confirming your first day of employment.

IEC Electronics Corp.

By:	/s/ Tina DeVey	By:	/s/ Susan Topel-Samek
Tina DeVey, Director of Human Resources			Susan Topel-Samek

By:	/s/ W. Barry Gilbert
W. Barry Gilbert, Chairman & CEO